Free Writing Prospectus Registration Statement No. 333-178081 Dated October 17, 2012 Filed Pursuant to Rule 433

Free Writing Prospectus
Registration Statement No. 333-178081
Dated October 17, 2012
Filed Pursuant To Rule 433
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                                                                Morgan Stanley
Morgan Stanley Mega 30 Index (Price Return)                     October 17, 2012
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   The Morgan Stanley Mega 30 Index (Price Return) (the "Index") is a
rules-based equity index designed to reflect the performance of 30 mega cap stocks of U.S.-based companies. The Index consists of 30 stocks (each, an
"Index Component") of U.S.-based and listed companies included in one or more
U.S. benchmark equity indices with the largest market capitalization as determined on a quarterly basis. The Index employs an equal-weighting methodology upon each quarterly rebalancing so each Index Component contributes an equal value to the level the Index (the "Index Level"). Morgan Stanley and Co.
LLC (the "index sponsor" and "calculation agent") developed the Index.
  The calculation agent determines the new Index Components upon each rebalancing. The Index is rebalanced quarterly in March, June, September and
December.
   The Index is a price-return index, and ordinary dividends paid on the Index
Components are not taken into account in the calculation of Index Level. The calculation agent will determine whether other events relating to any Index
Component would have a dilutive, concentrative or other effect on the value of the Index Component and, if so, whether and when any corresponding adjustment should be made to the Index

SIMULATED AND ACTUAL INDEX PERFORMANCE SIMULATED AND ACTUAL INDEX PERFORMANCE
(March 11, 2002 - October 15, 2012) (March 12, 2007 - October 15, 2012)

* Performances of the Morgan Stanley Mega 30 Index from March 11, 2002 to
September 9, 2012 are simulated. Performances of the Morgan Stanley Mega 30
Index and the SandP 500 Index reflect price returns and not total returns.

INDEX ANNUAL PRICE RETURNS AND VOLATILITY (SIMULATED AND ACTUAL)

                         3/11/2002-10/15/2012* 2002   2003  2004  2005  2006  2007  2008   2009  2010  2011  2012**
------------------------ --------------------- ------ ----- ----- ----- ----- ----- ------ ----- ----- ----- ------
Returns
------------------------ --------------------- ------ ----- ----- ----- ----- ----- ------ ----- ----- ----- ------
  Morgan Stanley Mega 30        0.8%           -28.2% 18.7% 1.8%  -3.2% 13.6% 8.6%  -33.2% 18.0% 8.5%  -0.4% 15.6%
------------------------ --------------------- ------ ----- ----- ----- ----- ----- ------ ----- ----- ----- ------
  SandP 500                     2.0%           -29.6% 26.4% 9.0%  3.0%  13.7% 3.5%  -38.4% 23.5% 12.8% 0.0%  14.5%
------------------------ --------------------- ------ ----- ----- ----- ----- ----- ------ ----- ----- ----- ------
Volatility (annualized)
------------------------ --------------------- ------ ----- ----- ----- ----- ----- ------ ----- ----- ----- ------
  Morgan Stanley Mega 30       20.2%           26.5%  16.8% 10.8% 9.9%  9.6%  15.6% 39.3%  22.9% 16.7% 21.5% 11.9%
------------------------ --------------------- ------ ----- ----- ----- ----- ----- ------ ----- ----- ----- ------
  SandP 500                    21.5%           27.5%  17.0% 11.1% 10.3% 10.0% 16.0% 41.0%  27.3% 18.1% 23.4% 12.6%
------------------------ --------------------- ------ ----- ----- ----- ----- ----- ------ ----- ----- ----- ------
* Includes simulated returns from March 11, 2002 to September 9, 2012 and actual returns from September 10, 2012 onward. All returns are annualized.

**Year-to-date 2012 returns include simulated and actual returns. Source:
Morgan Stanley for the Mega 30 Index. Year-to-date 2012 returns are not annualized.

INDEX FACTS
----------------- --------------------------    ---------------------- ------------------
Bloomberg ticker  MSUSMEGA                      Index type             Price Return
----------------- --------------------------    ---------------------- ------------------
RIC               MSUSMEGA                      Weighting              Equal
----------------- --------------------------    ---------------------- ------------------
Currency          USD                           Rebalancing frequency  Quarterly
----------------- --------------------------    ---------------------- ------------------
Calculation Agent Morgan Stanley and Co. LLC    Number of constituents 30
----------------- --------------------------    ---------------------- ------------------
Index Sponsor     Morgan Stanley and Co. LLC    Index Live Date        September 10, 2012
----------------- --------------------------    ---------------------- ------------------
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NOTE ON SIMULATED RETURNS: Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the
Index may have performed between March 11, 2002 and September 9, 2012, prior to its actual existence. The results obtained from such "back-testing" should not be considered indicative of the actual results that might be obtained from an investment in the Index. Morgan Stanley provides no assurance or guarantee that securities linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and might prove to be more appropriate. Actual results could vary, perhaps materially, from the simulated returns presented in this free writing prospectus.
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CURRENT INDEX COMPONENTS

Name	
APPLE INC	
EXXON MOBIL CORP	
MICROSOFT CORPORATION	
WAL-MART STORES	
GOOGLE INC	
GENERAL ELECTRIC	
INTERNATIONAL BUSINESS MACHINES CORP	
CHEVRON CORP	
AT & T INC	
BERKSHIRE CL B	
PROCTER & GAMBLE	
JOHNSON&JOHNSON	
WELLS FARGO & CO	
PFIZER INC	
COCA COLA CO	
ORACLE CORP	
PHILIP MORRIS	
JPMORGAN CHASE & CO	
MERCK & CO	
VERIZON COMMUNICATIONS	
INTEL CORP	
AMAZON.COM INC	
PEPSICO INC	
QUALCOMM INC	
CISCO SYSTEMS	
ABBOTT LABS	
SCHLUMBERGER LTD	
BANK OF AMERICA	
CITIGROUP INC	(Added this quarter)
WALT DISNEY CO	

Source: Morgan Stanley. Current asset selection as of the close of trading on September 10, 2012

MCDONALDS CORP was removed from the Index this quarter

INDEX VOLATILITY (ROLLING 12 MONTH, BASED ON SIMULATED AND ACTUAL RETURNS)



60%
50%
40%
30%
20%
10%
0%
Morgan Stanley Mega 30 Index
S&P 500
03
04
05
06
07
08
09
10
11
12

MONTHLY RETURNS (SIMULATED AND ACTUAL)

	MS Mega 30 Index (PR)	S&P 500 Index
Sep-12	3.1%	2.4%
Aug-12	1.4%	2.0%
Jul-12	2.2%	1.3%
Jun-12	5.1%	4.0%
May-12	-5.8%	-6.3%
Apr-12	-1.7%	-0.7%
Mar-12	4.6%	3.1%
Feb-12	3.7%	4.1%
Jan-12	2.6%	4.4%
Dec-11	1.6%	0.9%
Nov-11	-0.3%	-0.5%
Oct-11	8.6%	10.8%

Source: Morgan Stanley . Returns from March 11, 2002 to September 9, 2012 are simulated.

Any investment in a security linked to the Index involves risks not associated with ordinary debt securities and investors should read this document together with the fuller description of the Index, including the risks associated with the Index, in the pricing supplement describing the terms of that security. Among other things, the Index is composed of 30 stocks and has a concentration in companies with large market capitalization.

Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement, and other document Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site as www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus if you request by calling toll free 1-800-584-6837, or you may request a copy from any other dealer participating in the offering.

This material was prepared by sales, trading or other non-research personnel of Morgan Stanley & Co. LLC (together with its affiliates, hereinafter "Morgan Stanley"). This material was not produced by a Morgan Stanley research analyst. Unless otherwise indicated, these views may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.

The Mega 30 Index is subject to market risk and may underperform, potentially significantly, the overall stock market or other market sectors for extended periods of time. Even if the Mega 30 Index outperforms the overall stock market, it may decrease in value. In addition, the Morgan Stanley Mega 30 principles are subject to change and may not always achieve their intended results.

Investments and services are offering through Morgan Stanley & Co. LLC, member SIPC.
Copyright © by Morgan Stanley 2012, all rights reserved.